[DATE]

Our records as of [DATE] indicate that we have not received your proxy vote. We want you to know that your vote matters!

Dear Shareholder:

We recently sent you a package containing a proxy statement that provided detailed information regarding proposals affecting the Loomis Sayles Funds and IXIS Advisor Funds (formerly CDC Nvest Funds). Our records indicate that you have not yet responded. Your vote is important. Please take some time to review the document and vote your shares today. If your vote and this letter have crossed in the mail, we thank you for your response.

PLEASE RESPOND BY [DATE]
Your vote is needed prior to the shareholder meeting, which is scheduled for June 2, 2005 at 2:00 p.m. Eastern time at the offices of IXIS Asset Management Advisors, L.P. at 399 Boylston Street, 10th Floor, Boston, Massachusetts 02116. There are three convenient methods for voting your shares:

     o To vote electronically by Internet, visit www.ixisadvisorfunds.com or www.loomissayles.com, where you also will find copies of the proxy letter and the proxy statement.

     o Call toll-free 866-241-6192 to vote on our automated telephone line.

     o Return the enclosed proxy card in the postage-paid envelope provided.

If you plan to vote electronically by Internet or by telephone, please see your proxy card for more information and helpful instructions. You also may receive a telephone call from a proxy solicitation firm to remind you to vote your shares.

Thank you for your cooperation in voting on this important proposal. If you have any questions, please call 800-225-5478. One of our representatives will be happy to provide you with the information you need.

Sincerely,
John T. Hailer
President, IXIS Advisor Funds and Loomis Sayles Funds II

Robert Blanding
President, Loomis Sayles Funds I

IXIS Asset Management Distributors, L.P.
www.ixisadvisorfunds.com
399 Boyston Street
Boston, Massachusetts 02116